Unofficial translation
28 May 2002


                         DUTCH PLAN OF COMPOSITION


Dutch plan of composition of the public limited company COMPLETEL EUROPE N.V. with its registered seat in Amsterdam, the Netherlands (hereinafter:
"Completel").

Whereas

1. On [29] May 2002 the District Court of Amsterdam (hereinafter: "Dutch Court") granted Completel (provisional) suspension of payments ((voorlopige) surseance van betaling) (hereinafter: "Suspension of Payments"). Together with its request for Suspension of Payments, Completel filed a (draft) plan of composition (ontwerp akkoord) (hereinafter: "Dutch Plan") with the Dutch Court. The Dutch Court ordered that no meeting of creditors will be held to decide on the granting of a final Suspension of payments (definitieve surseance van betaling) and ordered instead that the Dutch Plan shall be put to a vote immediately.

2. Completel shall continue to exist under the condition and provided that the Dutch Plan, which effects that the contemplated reorganization of Completel, will remain in full force and effect, and there shall be equity investments in the Company of a minimum of
      (euro)37,000,000 (hereinafter, together: "Reorganization").

3. On the basis of the Reorganization, Completel is able to offer the Dutch Plan to its ordinary creditors (being the unsecured non-preferential creditors). The basic principle for the Dutch Plan is that the ordinary creditors of Completel will receive payment on their claims in the form of a combination of preferred B shares and ordinary shares in Completel in exchange for redemption of their claims. All claims of creditors that are not affected by the Suspension of Payments (e.g. secured and preferred creditors as well as estate creditors) will be paid in full.

4. Completel's ordinary creditors can be divided into three groups: the holders of 14% Senior Discount Notes due 2009 (with an accreted value as of 15 April 2002(1) of(euro) 105,300,000 in the aggregate, representing an accreted value of US$ 94,074,350 in the aggregate, based on a EURO/US Dollar exchange rate as of 15 April 2002 of 1:0,8935 (hereinafter: "High Yield 1 Notes"), the holders of the 14% Senior Notes due 2010 (with a principal face value of(euro)121,870,000 in the aggregate) (hereinafter: "High Yield 2 Notes"), and other ordinary creditors. Completel offers the holders of the High Yield 1 Notes a combination of 4,471.6 Convertible Preferred B shares and 4,471.6 Ordinary shares per(euro)1,000 of accreted value of their notes in exchange for redemption of their claims and the cancellation of the bonds. The holders of the High Yield 2 Notes are offered a combination of 4.163.6 Convertible Preferred B shares and 4,163.6 Ordinary shares per(euro)1,000 of principal amount of their notes in exchange for redemption of their claims and the cancellation of the bonds . The reason for this difference is that the holders of High Yield 2 Notes have a security interest in an escrow account of approximately(euro)17,000,000 (the "Escrow Amount") as of 22 April 2002. At this moment approximately 89% of the beneficial holders of all High Yield 1 Notes and approximately 77% of all High Yield 2 Notes have agreed to accept this offer and to vote in favour of the Dutch Plan.

5. The ordinary creditors other than the holders of High Yield 1 Notes and High Yield 2 Notes (hereinafter: "Oridinary Creditors") are offered the same consideration per (euro) 1,000 of claim as the holders of the High Yield 1 Notes.

6. As part of the restructuring of Completel a reverse split and a capital reduction will be carried out. As a result thereof 670 Ordinary shares of(euro)0.10 par value are expected to be consolidated in 1 Ordinary share of(euro)0.04 each. The number of shares mentioned in ss.4 and ss.5 has been determined on a pre reverse split and capital reduction basis and will have to be adjusted on the basis of the actual number of shares to be consolidated into 1 share and the par value of such share. Assuming a 670:1 reverse split and a par value of(euro)0.04 after the reverse split, each(euro)1,000 of accreted value of High Yield 1 Notes and in respect of the Ordinary Creditors each(euro)1,000 of claim will entitle the holder thereof to a combination of 4,471.6/670 Convertible Preferred B shares and 4,471.6/670 Ordinary shares of(euro)0.04 each and each(euro)1,000 of principal amountof High Yield 2 Notes will entitle the holder thereof to a combination of 4,163.6/670 Convertible Preferred B shares and 4,163.6/670 Ordinary shares of(euro)0.04 each.

7.    The Dutch Plan is conditional on:

a. Completel's shareholders approving the necessary changes to Completel's articles of association required for the issue of the additional equity and the alterations to Completel's equity structure (Completel already has the agreement of over 60% of its existing shareholders to vote in favour of these changes); and

b. The release of the Escrow Amount to the holders (or their agent) of the High Yield 2 Notes.


Offers:

The unsecured and non-preferential creditors will receive within 7 days after the ratification of the Dutch Plan by the Dutch Court has become final and conclusive, the following consideration in exchange for the redemption of their claims and the cancellation of the bonds:

(A) The holders of High Yield 1 Notes: for every (euro) 1,000 of accreted value, 4,471.6 Convertible Preferred B shares and 4,471.6 Ordinary shares, such number to be adjusted on the basis of the reverse split and capital reduction;

(B) The holders of High Yield 2 Notes: per (euro) 1,000 of principal amount, 4,163.6 Convertible Preferred B shares and 4,163.6 Ordinary shares, such number to be adjusted on the basis of the reverse split and capital reduction;

(C) Ordinary Creditors: per(euro)1,000 of claim, 4,471.6 Convertible Preferred B shares and 4,471.6 Ordinary shares, such number to be adjusted on the basis of the reverse split and capital reduction.

Any fractional entitlement in the aggregate number of shares received by any person under the Dutch Plan will be rounded to the nearest share.



Completel Europe N.V.
Jerome de Vitry, director
Date: 29 May 2002

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1  For the purposes of the Dutch Plan, the value of the claims of the holders of High Yield 1 Notes will be the accreted value of the High Yield 1 notes as of 15 April 2002.